Exhibit 10.7

TAYLOR & MARTIN GROUP, INC.

2011 OMNIBUS INCENTIVE PLAN

1.	Purpose

The purposes of the Taylor & Martin Group, Inc. 2011 Omnibus Incentive Plan (the “Plan”) are to (i) align the long-term financial interests of employees, directors, consultants, agents and other service providers of the Company and its Subsidiaries with those of the Company’s stockholders; (ii) attract and retain those individuals by providing compensation opportunities that are competitive with other companies; and (iii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its Subsidiaries.

2.	Term

(a) Effective Date. The Plan was adopted by the Board on May 8, 2012, and approved by the sole stockholder of the Company on the same day, and shall become effective without further action as of the later of (a) the effectiveness of the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on May 8, 2012 as amended (the “IPO Registration Statement”), and (b) the Common Stock being listed or approved for listing upon notice of issuance on the New York Stock Exchange.

(b) Duration. Subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 20 hereof, the Plan shall remain in effect until the earlier of (a) the date all shares of Common Stock subject to the Plan have been purchased or acquired according to the Plan’s provisions or (b) the tenth anniversary of the date the Plan becomes effective pursuant to Section 2(a) hereof. No Awards shall be granted under the Plan after such termination date but Awards granted prior to such termination date shall remain outstanding in accordance with their terms.

3.	Definitions

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Award” shall mean an Option, SAR, Stock Award or Cash Award granted under the Plan.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing an Award.

“Board” shall mean the Board of Directors of the Company.

“Cash Award” shall mean cash awarded under Section 7(d) of the Plan, including cash awarded as a bonus or upon the attainment of Performance Criteria or otherwise as permitted under the Plan.

“Cause” shall mean, unless otherwise specified in the Award Agreement, (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence; (iii) a material breach by the Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any Affiliate; (iv) the plea of guilty or nolo contendere by the Participant to (or conviction of the Participant for the commission of) any felony or any other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any Affiliate; or (vii) a material violation of the Company’s written corporate governance guidelines, policies or procedures as specified in the Company’s Employee Handbook.

“Change of Control” shall have the meaning set forth in Section 13.

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any rules and regulations promulgated thereunder and any successor thereto.

“Combination Transaction” shall have the meaning set forth in Section 6(a).

“Committee” shall mean the Board or a committee designated by the Board to administer the Plan. With respect to Awards granted to Covered Employees (or individuals expected to become Covered Employees), such committee shall consist of two or more individuals, each of whom, unless otherwise determined by the Board, is an “outside director” within the meaning of Section 162(m) of the Code and a “nonemployee director” within the meaning of Rule 16b-3 of the Exchange Act.

“Common Stock” shall mean the common stock of the Company, par value $0.00001 per share.

“Company” shall mean Taylor & Martin Group, Inc., a Delaware corporation.

“Covered Employee” shall mean a “covered employee,” as such term is defined in Section 162(m)(3) of the Code.

“Deferred Stock” shall mean an Award payable in shares of Common Stock at the end of a specified deferral period that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(iv).

“Disability” shall, unless otherwise provided in an Award Agreement, mean that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; provided, that, if applicable to the Award, “Disability” shall be determined in a manner consistent with Section 409A of the Code.

“Eligible Recipient” shall mean (i) any employee (including any officer) of the Company or any Subsidiary, (ii) any director of the Company or any Subsidiary or (iii) any individual performing services for the Company or a Subsidiary in the capacity of a consultant or otherwise.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder and any successor thereto.

“Fair Market Value” shall mean, with respect to Common Stock or other property, the fair market value of such Common Stock or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of Common Stock as of a particular date shall mean (i) the closing price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

“ISO” shall mean an Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” shall mean an Option that is granted to a Participant that is not designated as an ISO.

“Option” shall mean the right to purchase a specified number of shares of Common Stock at a stated exercise price for a specified period of time subject to the terms, conditions and limitations described or referred to in Section 7(a). The term “Option” as used in the Plan includes the terms “Nonqualified Stock Option” and “ISO.”

“Participant” shall mean an Eligible Recipient who has been granted an Award under the Plan.

“Performance Criteria” shall mean performance criteria based on the attainment by the Company or any Subsidiary (or any division or business unit of such entity) of performance measures pre-established by the Committee in its sole discretion, based on one or more of the following: (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income (before or after taxes); (4) earnings before any or all of interest, taxes, minority interest, depreciation and amortization; (5) sales or revenues; (6) return on assets, capital or investment; (7) market share; (8) cost reduction goals; (9) implementation or completion of critical projects or processes; (10) cash flow; (11) gross or net profit margin; (12) achievement of strategic goals; (13) growth and/or performance of the Company’s sales force; (14) operating service levels; and (15) any combination of, or a specified increase in, any of the foregoing. The Performance Criteria may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other entities. To the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval) or to the extent that an Award is not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee in its sole discretion may designate additional business criteria on which the Performance Criteria may be based or adjust, modify or amend the aforementioned business criteria. Performance Criteria may include a threshold level of performance below which no Award will be earned, a level of performance at which the target amount of an Award will be earned and a level of performance at which the maximum amount of the Award will be earned. The Committee, in its sole discretion, shall make equitable adjustments to the Performance Criteria in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, in response to changes in applicable laws or regulations, including changes in generally accepted accounting principles, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles, as applicable.

“Person” shall have the meaning set forth in Section 14(d)(2) of the Exchange Act.

“Plan Administrator” shall have the meaning set forth in Section 10.

“Restricted Stock” shall mean an Award of Common Stock that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(c)(iii).

“SABA” means SABA Group, LLC, a Texas limited liability company, and its Affiliates.

“SAR” shall mean a stock appreciation right that is subject to the terms, conditions, restrictions and limitations described or referred to in Section 7(b).

“Section 16(a) Officer” shall mean an Eligible Recipient who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Separation from Service” shall have the meaning set forth in Section 1.409A-l(h) of the Treasury Regulations.

“Specified Employee” shall have the meaning set forth in Section 409A of the Code and the Treasury Regulations promulgated thereunder.

“Stock Award” shall have the meaning set forth in Section 7(c)(i).

“Stock Payment” shall mean a stock payment that is subject to the terms, conditions, and limitations described or referred to in Section 7(c)(ii).

“Stock Unit” shall mean a stock unit that is subject to the terms, conditions and limitations described or referred to in Section 7(c)(v).

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain (or such lesser percent as is permitted by Section 1.409A-l(b)(5)(iii)(E) of the Treasury Regulations).

“Treasury Regulations” shall mean the regulations promulgated under the Code by the United States Internal Revenue Service, as amended.

4.	Administration

(a) Committee Authority. The Committee shall have full and exclusive power to administer and interpret the Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Plan and the Awards as it deems appropriate, in its sole discretion, from time to time. The Committee’s authority shall include, but not be limited to, the authority to (i) determine the type of Awards to be granted under the Plan; (ii) select Award recipients and determine the extent of their participation; (iii) determine Performance Criteria no later than such time as required to ensure that an underlying Award which is intended to comply with Section 162(m) of the Code so complies; and (iv) establish all other terms, conditions, and limitations applicable to Awards, Award programs and, if applicable, the shares of Common Stock issued pursuant thereto. The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other determinations that it deems appropriate with respect to the administration of the Plan, subject to (A) the limitations contained in Section 4(d) of the Plan and Section 409A of the Code with respect to all Participants and (B) the provisions of Section 162(m) of the Code with respect to Covered Employees to the extent that an Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(b) Administration of the Plan. The administration of the Plan shall be managed by the Committee. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee shall have the power to prescribe and modify the forms of Award Agreement, correct any defect, supply any omission or clarify any inconsistency in the Plan and/or in any Award Agreement and take such actions and make such administrative determinations that the Committee deems appropriate in its sole discretion. Any decision of the Committee in the administration of the Plan, as described herein, shall be final, binding and conclusive on all parties concerned, including the Company, its stockholders and Subsidiaries and all Participants.

(c) Delegation of Authority. To the extent permitted by applicable law, the Committee may at any time delegate to one or more officers or directors of the Company some or all of its authority over the administration of the Plan, with respect to individuals who are not Section 16(a) Officers or Covered Employees.

(d) Prohibition Against Repricing. Except as set forth in Section 6(e) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other Awards, or Options and SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.

(e) Indemnification. No member of the Committee or any other Person to whom any duty or power relating to the administration or interpretation of the Plan has been delegated shall be personally liable for any action or determination made with respect to the Plan, except for his or her own willful misconduct or as expressly provided by statute. The members of the Committee and its delegates, including any employee with responsibilities relating to the administration of the Plan, shall be entitled to indemnification and reimbursement from the Company, to the extent permitted by applicable law and the By-laws and policies of the Company. In the performance of its functions under the Plan, the Committee (and each member of the Committee and its delegates) shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any other party they deem appropriate, and neither the Committee nor any such Person shall be liable for any action taken or not taken in reliance upon any such advice.

5.	Participation

(a) Eligible Employees. Subject to Section 7 hereof, the Committee shall determine, in its sole discretion, which Eligible Recipients shall be granted Awards under the Plan.

(b) Participation outside of the United States. In order to facilitate the granting of Awards to Employees who are foreign nationals or who are employed outside of the U.S., the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve any supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for the purposes of this Section 5(b) without thereby affecting the terms of this Plan as in effect for any other purpose, and the appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the intent and purpose of this Plan, as then in effect; and further provided that any such action taken with respect to a Covered Employee shall be taken in compliance with Section 162(m) of the Code to the extent that an Award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and that any such action taken with respect to an Employee who is subject to Section 409A of the Code shall be taken in compliance with Section 409A of the Code.

6.	Available Shares of Common Stock

(a) Shares Subject to the Plan. Common Stock issued pursuant to Awards granted under the Plan may be shares that have been authorized but unissued, or have been previously issued and reacquired by the Company, or both. Reacquired shares of Common Stock may consist of shares purchased in open market transactions or otherwise. Subject to the following provisions of this Section 6, the aggregate number of shares of Common Stock that may be issued to Participants pursuant to Awards shall not exceed an aggregate of 4,500,000 shares of Common Stock, of which 1,000,000 shares may be granted as ISOs. The foregoing aggregate number also includes all shares that are intended to be issued on the Effective Date in the form of Restricted Stock, the lapse of forfeiture restrictions with respect to which will be conditioned upon continued employment or Performance Criteria, to Eligible Recipients, in connection with the consummation of the transactions described in the IPO Registration Statement (the “Combination Transaction”).

(b) Forfeited and Expired Awards. Awards (or a portion of an Award) made under the Plan which, at any time, are forfeited, expire or are canceled or settled without issuance of shares of Common Stock (collectively, the “Forfeited Shares”) shall not count towards the maximum number of shares that may be issued under the Plan as set forth in Section 6(a) and shall be available for future Awards under the Plan. Notwithstanding the foregoing, any and all shares of Common Stock that are (i) tendered in payment of an Option exercise price (whether by attestation or by other means); (ii) withheld by the Company to satisfy any tax withholding obligation; (iii) repurchased by the Company with Option exercise proceeds; (iv) covered by an SAR (to the extent that it is exercised and settled in shares of Common Stock, without regard to the number of shares of Common Stock that are actually issued to the Participant upon exercise); or (v) Forfeited Shares that were issued as Restricted Stock in the Combination Transaction shall be considered issued pursuant to the Plan and shall not be added to the maximum number of shares that may be issued under the Plan as set forth in Section 6(a).

(c) Other Items Not Included in Allocation. The maximum number of shares that may be issued under the Plan as set forth in Section 6(a) shall not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards that by their terms may be settled only in cash or the granting of Cash Awards; or (iii) Awards that are granted in connection with a transaction between the Company or a Subsidiary and another entity or business in substitution or exchange for, or conversion adjustment, assumption or replacement of, awards previously granted by such other entity to any individuals who have become Eligible Recipients as a result of such transaction.

(d) Other Limitations on Shares that May be Granted under the Plan. Subject to Section 6(e), the aggregate number of shares of Common Stock that may be granted to any Covered Employee during a calendar year in the form of Options, SARs, and/or Stock Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code shall not exceed 250,000 shares. Determinations made under this Section 6(d) with respect to Covered Employees shall be made in a manner consistent with Section 162(m) of the Code.

(e) Adjustments. In the event of any change in the Company’s capital structure, including, but not limited to, a change in the number of shares of Common Stock outstanding, on account of (i) any stock dividend, stock split, reverse stock split or any similar equity restructuring or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, or divesture or any other similar event affecting the Company’s capital structure, to reflect such change in the Company’s capital structure, the Committee shall make appropriate equitable adjustments to the maximum number of shares of Common Stock that may be issued under the Plan as set forth in Section 6(a) and to the maximum number of shares that may be granted to any single individual pursuant to Section 6(d). In the event of any extraordinary dividend, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any transaction or event described above, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make appropriate equitable adjustments to the number or kind of shares subject to an outstanding

Award, the exercise price applicable to an outstanding Award (subject to the limitation contained in Section 4(d), and/or any measure of performance that relates to an outstanding Award, including any applicable Performance Criteria. Any adjustment to ISOs under this Section 6(e) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 6(e) shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. With respect to Awards subject to Section 409A of the Code, any adjustments under this Section 6(e) shall conform to the requirements of Section 409A of the Code. Furthermore, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments shall be made only to the extent that the Committee determines that such adjustments may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code. Notwithstanding anything set forth herein to the contrary, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or to the Company.

7.	Awards Under The Plan

Awards under the Plan may be granted as Options, SARs, Stock Awards or Cash Awards, as described below. Awards may be granted singly, in combination or in tandem as determined by the Committee, in its sole discretion.

(a) Options. Options granted under the Plan shall be designated as Nonqualified Stock Options or ISOs. Options shall expire after such period, not to exceed ten years, as may be determined by the Committee. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires or is otherwise canceled pursuant to its terms. Except as otherwise provided in this Section 7(a), Options shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time.

(i) ISOs. The terms and conditions of ISOs granted hereunder shall be subject to the provisions of Section 422 of the Code and the terms, conditions, limitations and administrative procedures established by the Committee from time to time in accordance with the Plan. At the discretion of the Committee, ISOs may be granted only to an employee of the Company or a Subsidiary.

(ii) Exercise Price. The Committee shall determine the exercise price per share for each Option, which shall not be less than 100 percent of the Fair Market Value of the Common Stock for which the Option is exercisable at the time of grant.

(iii) Exercise of Options. Upon satisfaction of the applicable conditions relating to vesting and exercisability, as determined by the Committee, and upon provision for the payment in full of the exercise price and applicable taxes due, the Participant shall be entitled to exercise the Option and receive the number of shares of Common Stock issuable in connection with the Option exercise. The shares of Common Stock issued in connection with the Option exercise may be subject to such conditions and restrictions as the Committee may determine, from time to time. The exercise price of an Option and applicable withholding taxes relating to an Option exercise may be paid by methods permitted by the Committee from time to time including, but not limited to, (l) a cash payment; (2) tendering (either actually or by attestation) shares of Common Stock owned by the Participant (for any minimum period of time that the Committee, in its discretion, may specify), valued at the Fair Market Value at the time of exercise; (3) arranging to have the appropriate number of shares of Common Stock issuable upon the exercise of an Option withheld or sold; or (4) any combination of the above. Additionally, the Committee may provide that an Option may be “net exercised,” meaning that upon the exercise of an Option or any portion thereof, the Company shall deliver the greatest number of whole shares of Common Stock having a Fair Market Value on the date of exercise not in excess of the difference between (x) the aggregate Fair Market Value of the shares of Common Stock subject to the Option (or the portion of such Option then being exercised) and (y) the aggregate exercise price for all such shares of Common Stock under the Option (or the portion thereof then being exercised) plus (to the extent it would not give rise to adverse accounting consequences pursuant to applicable accounting principles) the amount of withholding tax due upon exercise, with any fractional share that would result from such equation to be payable in cash, to the extent practicable, or canceled.

(iv) ISO Grants to 10 percent Stockholders. Notwithstanding anything to the contrary in this Section 7(a), if an ISO is granted to a Participant who owns stock representing more than ten percent of the voting power of all classes of stock of the Company, its “parent corporation” (as such term is defined in Section 424 (e) of the Code) or a Subsidiary, the term of the Option shall not exceed five years from the time of grant of such Option and the exercise price shall be at least 110 percent of the Fair Market Value (at the time of grant) of the Common Stock subject to the Option.

(v) $100,000 Per Year Limitation/or ISOs. To the extent the aggregate Fair Market Value (determined at the time of grant) of the Common Stock for which ISOs are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess ISOs shall be treated as Nonqualified Stock Options.

(vi) Disqualifying Dispositions. Each Participant awarded an ISO under the Plan shall notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” of any shares of Common Stock acquired pursuant to the exercise of such ISO. A “disqualifying disposition” is any disposition (including any sale) of such Common Stock before the later of (i) two years after the time of grant of the ISO and (ii) one year after the date the Participant acquired the shares of Common Stock by exercising the ISO. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any shares of Common Stock acquired pursuant to the exercise of an ISO as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Stock.

(b) Stock Appreciation Rights. A SAR represents the right to receive a payment in cash, Common Stock, or a combination thereof, in an amount equal to the excess of the Fair Market Value of a specified number of shares of Common Stock at the time the SAR is exercised over the exercise price of such SAR, which shall be no less than 100 percent of the Fair Market Value of the same number of shares at the time the SAR was granted. Except as otherwise provided in this Section 7(b), SARs shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A SAR may only be granted to an Eligible Recipient to whom an Option could be granted under the Plan.

(c) Stock Awards.

(i) Form of Awards. The Committee may grant Awards that are payable in shares of Common Stock or denominated in units equivalent in value to shares of Common Stock or are otherwise based on or related to shares of Common Stock (“Stock Awards”), including, but not limited to, Restricted Stock, Deferred Stock and Stock Units. Stock Awards shall be subject to such terms, conditions (including, without limitation, service-based and performance-based vesting conditions), restrictions and limitations as the Committee may determine to be applicable to such Stock Awards, in its sole discretion, from time to time.

(ii) Stock Payment. If not prohibited by applicable law, the Committee may issue unrestricted shares of Common Stock, alone or in tandem with other Awards, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine; provided, however, that to the extent Section 409A of the Code is applicable to the grant of unrestricted shares of Common Stock that are issued in tandem with another Award, then such tandem Awards shall conform to the requirements of Section 409A of the Code. A Stock Payment may be granted as, or in payment of, a bonus (including, without limitation, any compensation that is intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code), or to provide incentives or recognize special achievements or contributions.

(iii) Restricted Stock. Restricted Stock shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. The number of shares of Restricted Stock allocable to an Award under the Plan shall be determined by the Committee in its sole discretion.

(iv) Deferred Stock. Subject to Section 409A of the Code to the extent applicable, Deferred Stock shall be subject to the terms, conditions, restrictions and limitations determined by the Committee, in its sole discretion, from time to time. A Participant who receives an Award of Deferred Stock shall be entitled to receive the number of shares of Common Stock allocable to his or her Award, as determined by the Committee in its sole discretion, from time to time, at the end of a specified deferral period determined by the Committee. Awards of Deferred Stock represent only an unfunded, unsecured promise to deliver shares in the future and do not give Participants any greater rights than those of an unsecured general creditor of the Company.

(v) Stock Units. A Stock Unit is an Award denominated in shares of Common Stock that may be settled either in shares of Common Stock or in cash, in the discretion of the Committee, and, subject to Section 409A of the Code to the extent applicable, shall be subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time in its sole discretion.

(d) Cash Awards. The Committee may grant Awards that are payable to Participants in cash, as deemed by the Committee to be consistent with the purposes of the Plan, and, except as otherwise provided in this Section 7(d), such Cash Awards shall be subject to the terms, conditions, restrictions, and limitations determined by the Committee, in its sole discretion, from time to time. Awards granted pursuant to this Section 7(d) may be granted with value and payment contingent upon the achievement of Performance Criteria, and, if so granted, such criteria shall relate to periods of performance equal to or exceeding one calendar year. The maximum amount that any Covered Employee may receive with respect to a Cash Award granted pursuant to this Section 7(d) in respect of any annual performance period is $2,500,000 and for any other performance period in excess of one year, such amount multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any Participant who is not a Covered Employee, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made to a Covered Employee under this Section 7(d) prior to the certification by the Committee that the Performance Criteria have been attained. The Committee may establish such other rules applicable to Cash Awards to the extent not inconsistent with Section 162(m) of the Code.

8.	Forfeiture Provisions Following a Termination of Employment or Service as a Consultant or Independent Contractor

Except where prohibited by applicable law or where otherwise determined by the Committee, in any instance where the rights of a Participant with respect to an Award extend past the date of termination of a Participant’s service to the Company or its Subsidiaries, all of such rights shall terminate and be forfeited, if, in the determination of the Committee, the Participant, at any time subsequent to his or her termination of service, engages, directly or indirectly, either personally or as an employee, agent, partner, stockholder, officer or director of, or consultant to, any Person engaged in any business in which the Company or its Subsidiaries is engaged, in conduct that breaches any obligation or duty of such Participant to the Company or a Subsidiary or that is in material competition with the Company or a Subsidiary or is materially injurious to the Company or a Subsidiary, monetarily or otherwise, which conduct shall include, but not be limited to, (i) disclosing or misusing any confidential information pertaining to the Company or a Subsidiary; (ii) any attempt, directly or indirectly, to induce any employee or agent of the Company or any Subsidiary to be employed or perform services elsewhere; (iii) any attempt by a Participant, directly or indirectly, to solicit the trade of any customer or supplier or prospective customer or supplier of the Company or any Subsidiary; or (iv) disparaging the Company, any Subsidiary or any of their respective officers or directors. The Committee shall make the determination of whether any conduct, action or failure to act falls within the scope of activities contemplated by this Section 8, in its sole discretion. For purposes of this Section 8, a Participant shall not be deemed to be a stockholder of a competing entity if the Participant’s record and beneficial ownership amount to not more than one percent of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

9.	Dividends and Dividend Equivalents

The Committee may, in its sole discretion, provide that Stock Awards shall earn dividends or dividend equivalents, as applicable. Such dividends or dividend equivalents may be paid currently or may be credited to an account maintained on the books of the Company. Any payment or crediting of dividends or dividend equivalents will be subject to such terms, conditions, restrictions and limitations as the Committee may establish, from time to time, in its sole discretion, including, without limitation, reinvestment in additional shares of Common Stock or common share equivalents; provided, however, if the payment or crediting of dividends or dividend equivalents is in respect of a Stock Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or dividend equivalents shall conform to the requirements of Section 409A of the Code and such requirements shall be specified in writing. Notwithstanding the foregoing, dividends or dividend equivalents may not be paid or accrue with respect to any Stock Award subject to the achievement of Performance Criteria, unless and until the relevant Performance Criteria have been satisfied, and then only to the extent determined by the Committee, as specified in the Award Agreement.

10.	Voting

The Committee shall determine whether a Participant shall have the right to direct the vote of shares of Common Stock allocated to a Stock Award. If the Committee determines that a Stock Award shall carry voting rights, the shares allocated to such Stock Award shall be voted by such Person as the Committee may designate (the “Plan Administrator”) in accordance with instructions received from Participants (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules). In such cases, shares subject to Awards as to which no instructions are received shall be voted by the Plan Administrator proportionately in accordance with instructions received with respect to all other Awards (including, for these purposes, outstanding awards granted under any other plan of the Company) that are eligible to vote (unless to do so would constitute a violation of fiduciary duties or any applicable exchange rules).

11.	Payments and Deferrals

(a) Payment of vested Awards may be in the form of cash, Common Stock or combinations thereof as the Committee shall determine, subject to such terms, conditions, restrictions and limitations as it may impose. The Committee may (i) postpone the exercise of Options or SARs (but not beyond their expiration dates), (ii) require or permit Participants to elect to defer the receipt or issuance of shares of Common Stock pursuant to Awards or the settlement of Awards in cash (including Cash Awards) under such rules and procedures as it may establish, in its discretion, from time to time, (iii) provide for deferred settlements of Awards including the payment or crediting of earnings on deferred amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in common share equivalents, and (iv) stipulate in any Award Agreement, either at the time of grant or by subsequent amendment, that a payment or portion of a payment of an Award be delayed in the event that Section 162(m) of the Code (or any successor or similar provision of the Code) would disallow a tax deduction by the Company for all or a portion of such payment; provided, that the period of any such delay in payment shall be until the payment, or portion thereof, is tax deductible, or such earlier date as the Committee shall determine in its sole discretion. Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code, the Committee shall not take any action described in the preceding sentence unless it determines that such action will not result in any adverse tax consequences under Section 409A of the Code.

(b) If, pursuant to any Award granted under the Plan, a Participant is entitled to receive a payment on a specified date, such payment shall be deemed made as of such specified date if it is made (i) not earlier than 30 days before such specified date and (ii) not later than December 31 of the year in which such specified date occurs or, if later, the fifteenth day of the third month following such specified date, in each case provided that, to the extent necessary to avoid the imposition of additional taxes or penalties under Section 409A of the Code, the Participant shall not be permitted, directly or indirectly, to designate the taxable year in which such payment is made.

(c) Notwithstanding the foregoing, to the extent necessary to avoid the imposition of additional taxes or penalties under Section 409A of the Code, if a Participant is a Specified Employee at the time of his or her Separation from Service, any payment(s) with respect to any Award subject to Section 409A of the Code to which such Participant would otherwise be entitled by reason of such Separation from Service shall be made on the date that is six months after the Participant’s Separation from Service (or, if earlier, the date of the Participant’s death).

(d) If, pursuant to any Award granted under the Plan, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the same meaning as provided in Section 1.409A-2(b)(2)(iii) of the Treasury Regulations.

12.	Nontransferability

Awards granted under the Plan, and during any period of restriction on transferability, shares of Common Stock issued in connection with the exercise of an Option or a SAR, may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred in any manner other than by will or the laws of descent and distribution, unless and until the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed or have been waived by the Committee. No Award or interest or right therein shall be subject to the debts, contracts or engagements of a Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy and divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit (on such terms, conditions and limitations as it may establish) Nonqualified Stock Options and/or shares issued in connection with an Option or a SAR exercise that are subject to restrictions on transferability, to be transferred to a member of a Participant’s immediate family or to a trust or similar vehicle for the benefit of a Participant’s immediate family members. During the lifetime of a Participant, all rights with respect to Awards shall be exercisable only by such Participant or, if applicable pursuant to the preceding sentence, a permitted transferee.

13.	Change of Control

(a) Unless otherwise determined in an Award Agreement, in the event of a Change of Control:

(i) With respect to each outstanding Award that is assumed or substituted in connection with a Change of Control, in the event of a termination of a Participant’s employment or service without Cause during the 24-month period following such Change of Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) and any performance conditions imposed with respect to Awards shall be deemed to be achieved at target performance levels.

(ii) With respect to each outstanding Award that is not assumed or substituted in connection with a Change of Control, immediately upon the occurrence of the Change of Control, (x) such Award shall become fully vested and exercisable, (y) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (z) any performance conditions imposed with respect to Awards shall be deemed to be achieved at target performance levels.

(iii) For purposes of this Section 13, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control except that, if the Award related to shares of Common Stock, the Award instead confers the right to receive common stock of the acquiring entity.

(iv) Notwithstanding any other provision of the Plan, in the event of a Change of Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Committee may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change of Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (y) the excess of the consideration paid per share of Common Stock in the Change of Control over the exercise or purchase price (if any) per share of Common Stock subject to the Award multiplied by (z) the number of shares of Common Stock granted under the Award.

(b) A “Change of Control” shall be deemed to occur if and when the first of the following occurs:

(i) any Person, other than SABA, is or becomes a beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing one-third or more of the combined voting power of the Company’s then outstanding securities (other than through acquisitions from SABA or the Company);

(ii) any plan or proposal for the dissolution or liquidation of the Company is adopted by the stockholders of the Company;

(iii) individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided,

however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iv) all or substantially all of the assets of the Company are sold, transferred or distributed; or

(v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50 percent of the combined voting power of the Company or other entity resulting from such Transaction (disregarding, in each case, SABA) in substantially the same respective proportions as such stockholders’ ownership of the voting power of the Company immediately before such Transaction; provided, however, that a Transaction shall not constitute a Change in Control if the Transaction occurs at such time that SABA owns more than 50 percent of the combined voting power of the Company.

(c) Notwithstanding the foregoing, no event shall constitute a Change of Control if, immediately following such event, (i) SABA beneficially owns, directly or indirectly, 33 1/3 percent or more of the combined voting power of the Company’s then outstanding securities (or, in the case of clause 13(b)(v) above, voting securities of the entity resulting from the applicable Transaction entitled to vote generally in the election of directors), and (y) no person (other than the Company or any employee benefit plan (or related trust) of the Company or the resulting entity) owns, directly or indirectly, more of the combined voting power of the Company’s then outstanding securities (or, in the case of clause 13(b)(v) above, voting securities of the entity resulting from the applicable Transaction entitled to vote generally in the election of directors) than SABA.

(d) Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change of Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

14.	Award Agreements

Each Award under the Plan shall be evidenced by an Award Agreement (as such may be amended from time to time) that sets forth the terms, conditions, restrictions and limitations applicable to the Award, including, but not limited to, the provisions governing vesting, exercisability, payment, forfeiture, and termination of employment, all or some of which may be incorporated by reference into one or more other documents delivered or otherwise made available to a Participant in connection with an Award.

15.	Tax Withholding

Participants shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, which they incur in connection with the receipt, vesting or exercise of an Award. The Company and its Subsidiaries shall have the right to require payment of, or may deduct from any payment made under the Plan or otherwise to a Participant, or may permit shares to be tendered or sold, including shares of Common Stock delivered or vested in connection with an Award, in an amount sufficient to cover withholding of any federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations. It shall be a condition to the obligation of the Company to issue Common Stock upon the exercise of an Option or a SAR that the Participant pay to the Company, on demand, such amount as may be requested by the Company for the purpose of satisfying any tax withholding liability. If the amount is not paid, the Company may refuse to issue shares.

16.	Other Benefit and Compensation Programs

Awards received by Participants under the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program unless specifically provided for under the plan or program. Unless specifically set forth in an Award Agreement, Awards under the Plan are not intended as payment for compensation that otherwise would have been delivered in cash, and even if so intended, such Awards shall be subject to such vesting requirements and other terms, conditions and restrictions as may be provided in the Award Agreement.

17.	Unfunded Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other Person. To the extent any Participant holds any rights by virtue of an Award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any Participant or any other Person any right, title, or interest in any assets of the Company.

18.	Rights as a Stockholder

Unless the Committee determines otherwise, a Participant shall not have any rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant becomes the holder of record with respect to such shares. No adjustment will be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 9.

19.	Future Rights

No Eligible Recipient shall have any claim or right to be granted an Award under the Plan. There shall be no obligation of uniformity of treatment of Eligible Recipients under the Plan.

Further, the Company and its Subsidiaries may adopt other compensation programs, plans or arrangements as deemed appropriate or necessary. The adoption of the Plan, or grant of an Award, shall not confer upon any Eligible Recipient any right to continued employment or service in any particular position or at any particular rate of compensation, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of Eligible Recipients at any time, free from any claim or liability under the Plan.

20.	Amendment and Termination

(a) The Plan and any Award may be amended, suspended or terminated at any time by the Board, provided that no amendment shall be made without stockholder approval if it would (i) materially increase the number of shares available under the Plan, (ii) materially expand the types of awards available under the Plan, (iii) materially expand the class of individuals eligible to participate in the Plan, (iv) materially extend the term of the Plan, (v) materially change the method of determining the exercise price of an Award, (vi) delete or limit the prohibition against repricing contained in Section 4(d), or (vii) otherwise require approval by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange (or, if the Common Stock is not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Stock is traded or quoted). Notwithstanding the foregoing, with respect to Awards subject to Section 409A of the Code, any amendment, suspension or termination of the Plan or any such Award shall conform to the requirements of Section 409A of the Code. Except as otherwise provided in Section 13(a)and Section 20(b) and (c), no termination, suspension or amendment of the Plan or any Award shall adversely affect the right of any Participant with respect to any Award theretofore granted, as determined by the Committee, without such Participant’s written consent.

(b) The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that (i) no such amendment or modification shall be made without the Participant’s written consent if such amendment or modification would violate the terms and conditions of a Participant’s offer letter or employment agreement, and (ii) unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 20(b) shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this Section 20(b) shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Company be liable for any adverse tax or other consequences to a Participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this Section 20(b), the Participant shall receive notification of any such changes to his or her Award and, unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

21.	Reimbursement or Cancellation of Certain Awards

In the event that the Board determines that an Award that was granted, vested or paid based on the achievement of Performance Criteria or other performance metrics would not have been granted, vested or paid absent fraud or misconduct, or that would not have been granted, vested or paid absent events giving rise to a restatement of the Company’s financial statements, or a significant write-off not in the ordinary course affecting the Company’s financial statements, the Board, in its discretion, shall take such action as it deems necessary or appropriate to address the fraud, misconduct, write-off or restatement. Such actions may include, without limitation and to the extent permitted by applicable law, in appropriate cases, (i) requiring partial or full reimbursement of any Cash Award granted to the Participant, (ii) causing the partial or full cancellation of any Award granted to the Participant or (iii) requiring partial or full repayment of the value of the Common Stock acquired on vesting or settlement of an Award, in each case as the Board determines to be in the best interests of the Company.

22.	Successors and Assigns

The Plan and any applicable Award Agreement shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

23.	Governing Law

The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

24.	Section 409A of the Code

The intent of the parties is that payments and benefits under the Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith.

25.	No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, Section 409A of the Code.

FORM OF

TAYLOR & MARTIN GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT

Taylor & Martin Group, Inc., a Delaware corporation (the “Company”), hereby grants to                      (the “Participant”), the restricted shares (“Restricted Shares”) of common stock, par value $0.00001 per share of the Company (“Common Stock”) referred to in Section 1 below pursuant to the Taylor & Martin Group, Inc. 2011 Omnibus Incentive Plan (the “Plan”). The terms, conditions and restrictions applicable to the Restricted Shares are contained in the Plan and in this Restricted Stock Award Agreement (the “Agreement”). Capitalized terms not defined herein shall have the meaning assigned to such terms in the Plan.

1. Grant of Restricted Shares.

Grant Date:	, 20
Number of Shares:	[# SHARES]
Forfeiture Lapse Dates (20% of the Restricted Shares shall be released from risk of forfeiture on each specified date, provided the performance target, if applicable, for that date set forth in Section 14 below has been met):	First Anniversary of Grant Date Second Anniversary of Grant Date Third Anniversary of Grant Date Fourth Anniversary of Grant Date Fifth Anniversary of Grant Date

2. Termination of Employment. Notwithstanding anything to the contrary herein, upon a termination of the Participant’s employment, the Restricted Shares shall be treated as follows (unless the terms of any Employment Agreement between the Company or one of its Affiliates and the Participant (an “Employment Agreement”) expressly provide otherwise, in which event the terms of the Employment Agreement shall control the results of such termination):

(a) Voluntary Resignation; Termination for Cause. If the Participant voluntarily terminates employment with the Company other than for Good Reason (as hereinafter defined) or if the Company terminates the Participant’s employment for Cause, the Restricted Shares that are still subject to risk of forfeiture on the date the Participant’s employment is so terminated will be forfeited, the forfeited portion of the Restricted Shares (if any) will be canceled and the Participant shall have no further rights of any kind with respect to any forfeited Restricted Shares. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, “Cause” shall mean:

(i) the Participant’s willful misconduct or gross negligence that causes material harm to the Company;

(ii) a material violation of the Company’s written corporate governance guidelines, policies or procedures as specified in the Company’s Employee Handbook;

(iii) the Participant’s habitual substance abuse;

(iv) the Participant’s willful and continued failure (other than as a result of physical or mental incapacity) to perform the duties of the Participant’s position or to follow the legal direction of the Committee which is not cured within 30 days following written notice from the Committee specifying such failure;

(v) the Participant’s being convicted of, or pleading guilty or nolo contendere to a felony or a crime involving moral turpitude, dishonesty or breach of trust;

(vi) the Participant’s willful theft, embezzlement or act of comparable dishonesty against the Company or any Affiliate; or

(vii) a material breach by the Participant of the provisions of this Section (2(a), which breach is not (if curable) cured by the Participant within 30 days following his receipt of written notice thereof.

For purposes of this definition, no act or failure to act by the Participant shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company or an Affiliate. A termination of employment of the Participant shall not be deemed to be for Cause unless and until there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Committee at a meeting of the Committee called and held for such purpose (at which the Participant has been given the opportunity to appear with counsel on reasonable written notice specifying the alleged Cause event), finding that, in the good faith opinion of the Committee, the Participant is guilty of the conduct described in one or more of the clauses of this paragraph (a), and specifying the particulars thereof in detail.

(b) Death or Involuntary Termination Other than for Cause. If the Participant’s employment is terminated by the Company for any reason other than Cause (other than following the Participant’s disability, as described below) or by the Participant for Good Reason, or upon the Participant’s death, the forfeiture provisions applicable to the Restricted Shares (if any) will lapse as of the termination date. The Participant’s employment may be terminated by the Participant for “Good Reason” if (x) an event or circumstance set forth in clauses (i) – (v) of this Section 2(b) below shall have occurred and the Participant provides the Company with written notice thereof within 90 days after the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Participant believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice (the “Cure Period”), and (z) the Participant resigns within 30 days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the Participant’s written consent, the occurrence of any of the following:

(i) a material diminution by the Company in the Participant’s annual base salary or a material diminution in the Participant’s target bonus opportunity as a percentage of the Participant’s annual base salary;

(ii) a material diminution in the Participant’s authority, duties or responsibilities;

(iii) a material diminution in the Participant’s reporting relationship;

(iv) any requirement that the Participant’s principal business location be at any office or location more than 25 miles from the Participant’s principal business location as of the date immediately prior to such relocation (other than to an office or location closer to the Participant’s home residence); or

(v) any material breach of this Agreement by the Company.

(c) Disability. The Restricted Shares will continue to be subject to risk of forfeiture during the first 12 months of the Participant’s approved disability leave pursuant to the Company disability policy applicable to the Participant (the “Disability Policy”). If the Participant remains on an approved disability leave for more than one year pursuant to the Disability Policy, the risk of forfeiture provisions applicable to the Restricted Shares (if any) will lapse as of the first anniversary of the commencement of such approved disability leave.

3. Stockholder Rights. The Participant will have all of the rights of a holder of shares with respect to the Restricted Shares (until and unless the Restricted Shares are forfeited), including, without limitation, the right to vote such shares and the right to receive all dividends or other distributions with respect to such shares, both prior to and after the lapse and removal of the forfeiture provisions set forth herein, and, if shares are ultimately forfeited, prior to such forfeiture.

4. Consent to Electronic Delivery. In lieu of receiving documents in paper format, by receipt of the Restricted Shares, the Participant consents, to the fullest extent permitted by law, to electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements and all other forms or communications) in connection with the Restricted Shares. Electronic delivery of a document to the Participant may be via the Company’s e-mail system or by reference to a location on an Internet site to which the Participant has access.

5. Tax Withholding. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income, payroll and excise taxes) and penalties, and any interest that accrues thereon, incurred in connection with the Restricted Shares, including the payment of any dividends with respect thereto. Upon the lapse of the forfeiture provisions applicable to the Restricted Shares, the Company shall have the right to require payment of, or may deduct or sell a number of shares sufficient to cover, withholding of any applicable federal, state, local, foreign or other governmental taxes or charges required by law or such greater amount of withholding as the Committee shall determine from time to time and to take such other action as may be necessary to satisfy any such withholding obligations.

6. Entire Agreement. The Agreement and the Plan constitute the entire understanding between the Company and the Participant regarding the Restricted Shares and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof; provided that in the event that the terms of an Employment Agreement are inconsistent with the terms of the Agreement or the Plan, the terms of the Employment Agreement shall control.

7. No Right to Employment. Nothing contained herein, in the Plan, or in any prospectus shall confer upon the Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

8. Arbitration. Any disputes related to the Restricted Shares shall be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, the Participant acknowledges and agrees that any dispute related to the Restricted Shares shall be submitted to arbitration in accordance with the Commercial Rules of the American Arbitration Association, if so elected by the Company in its sole discretion.

9. Conflict. In the event of a conflict between the Agreement and the Plan, the Plan shall control. In the event of a conflict between the Agreement or the Plan, on the one hand, and any Employment Agreement, on the other hand, the terms of the Employment Agreement shall control.

10. Governing Law. The Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The Participant and the Company consent to the exclusive jurisdiction and venue in the federal and state courts of the State of Texas sitting in Harris County for the resolution of all disputes arising under, or relating to, this Agreement.

11. Internal Revenue Code Section 409A. The intent of the parties is that the Restricted Shares granted hereunder be exempt from Section 409A of the Code, and, to the maximum extent permitted, the Agreement and the Plan shall be interpreted and be administered accordingly.

12. Successors and Assigns. The Agreement shall be binding on all successors and assigns of the Participant, including, without limitation, the estate of the Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13. Restriction on Disposition. By receipt of the Restricted Shares, the Participant acknowledges and agrees that the Participant will not offer, sell, contract to sell, hedge, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, any of these Restricted Shares, or publicly announce an intention to effect any such transaction, for a period of one year from the date of the final prospectus relating to Company initial public offering. In any event, the Participant represents that all of the Restricted Shares are being acquired by the Participant solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such securities in connection with a distribution. The Participant acknowledges and agrees that it may not resale Restricted Shares without compliance with the requirements of the federal and applicable state securities laws. The

Participant further acknowledges and agrees that any stock certificate evidencing issuance of the Restricted Shares shall bear an appropriate legend reflecting the foregoing restrictions. The Participant further acknowledges and agrees that a breach of the restrictions set forth in this Section 13 shall result in the cancellation of the Restricted Shares.

14. Performance Target Levels.

Check One Box

☐	No performance target levels are applicable to this grant of Restricted Shares.

☐	The following performance target levels are applicable to this grant of Restricted Shares.

In addition to the continued employment of Participant by                      (the “Employer”), the lapse of the forfeiture provisions referred to in Section 1 above shall also be conditioned upon the achievement by the Employer and its Subsidiaries, if any, of the following stipulated levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the measurement periods noted below:

Measurement Date	Measurement Period	Percentage of Shares as to which Forfeiture Provisions Lapse	EBITDA Target Level[1]
First anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA	[2]
Second anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA
Third anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA
Fourth anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA
Fifth anniversary of Grant Date	Preceding twelve calendar months	20%	% of Base EBITDA

[1]	In computing EBITDA for periods subsequent to , 20 , the Company shall use actual revenues for the relevant measurement period and the expenses used in determining Base EBITDA.
[2]

Base EBITDA will be the combined EBITDA of the Employer and its Subsidiaries, if any, for the year ending                  , 20    , computed by combining the components of EBITDA reflected in the combined financial statements of the foregoing entities for such period audited and reported on by KPMG, LLP, less any nonrecurring items.

Shares that are not released from the forfeiture provision during any measurement period shall be carried forward and may be released at a subsequent measurement date if the EBITDA target level for the applicable measurement period has been achieved.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

TAYLOR & MARTIN GROUP, INC.

By:
Name:
Title:

[NAME OF PARTICIPANT]

SIGNATURE PAGE TO TAYLOR & MARTIN GROUP, INC.

RESTRICTED STOCK AWARD AGREEMENT